UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2016

META FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22140	42-1406262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 South Broadband Lane, Sioux Falls, South Dakota 57108
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (605) 782-1767

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2016, the Board of Directors (the “Board”) of Meta Financial Group, Inc. (the “Company”), at the recommendation of the Nominating Committee of the Board, increased its size from seven to eight directors and appointed Kendall E. Stork to the Board for a term expiring at the Company’s 2017 Annual Meeting of Stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal. Mr. Stork was also named to the Board’s Audit, Compensation and Nominating Committees. The Board and Committee appointments will be effective on June 27, 2016.

Mr. Stork will participate in the compensation arrangements for non-employee directors as described in the "Compensation of Directors" section of the Company’s proxy statement for its 2015 annual meeting of stockholders which was filed on December 14, 2015, except that retainer fees for 2015 will be prorated to represent seven months of Board service. In addition, on June 27, 2016, the effective date of his appointment to the Board, Mr. Stork will receive a grant of 321 shares of the Company’s fully vested restricted common stock, representing a seven-twelfths prorated award of the 550 shares granted to non-employee directors for their service on the Board for the 12 months ended January 31, 2017.

There are no arrangements or understandings among Mr. Stork and any other persons pursuant to which Mr. Stork was appointed to the Board and Mr. Stork does not have any relationships or related party transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For additional information regarding Mr. Stork’s appointment to the Company's Board, please see the Company's press release, dated May 23, 2016, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

Date: May 23, 2016	By:	/s/ Glen W. Herrick
Glen W. Herrick
Executive Vice President, Chief Financial Officer,
and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release dated May 23, 2016